FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: May 12, 2003
(date of earliest event reported May 9,2003)

Commission File Number: 0-11596


ExperTelligence, Inc.
(Exact name of registrant as specified in its charter)

California 95-3506403
(State or Other Jurisdiction of (I.R.S. Employer
Incorporation) Identification No.)

614 Chapala Street, Santa Barbara, California 93101
(Address of principal executive offices and zip code)


Registrant's telephone number: (805) 962-2558

Item 5 - OTHER EVENTS
On May 12, 2003, Expertelligence (the "Company") announced that it has acquired substantially all of the assets of 3DStockCharts.com, Inc., a privately-held company that sells stock trading data over the web. ExperTelligence paid
$251,000 for the assets and made separate arrangements with key engineers and other staff members.

ExperTelligence paid for the assets by canceling a promissory note that it held against 3DStockCharts. In March, 2003, ExperTelligence had purchased the note from a private investor, which made ExperTelligence not only 3DStockCharts' majority shareholder but also its largest creditor.

William Urschel, CEO of ExperTelligence, said the compelling reason for the asset purchase was to reduce the physical, legal, and equity overhead of the two companies. "3DStockCharts had great technology and a small but loyal customer base," he said, "but previous management had used up $4 million in capital and the company was bankrupt."

As a separate legal entity, the old 3DStockCharts.com, Inc. corporate shell is empty, said Urschel, and it will be wound up and closed as soon as possible. Urschel predicted that there will be no disbursements to remaining shareholders.

3DStockCharts customers, however, will see no interruption in service. "The 3DStockCharts brand name and operations will be integrated into ExperTelligence," said Urschel. "In fact, we are just now putting the finishing touches on a host of new features, and changing the subscription model," he said.

3DStockCharts provides stock trading data from all of the major ECNs (Electronic Communication Networks) in a single integrated, real-time feed, showing not only the last trade but all limit orders for any given stock at any given moment. Stock traders use this data to gauge buying and selling pressure on a stock, to time trades, and to search for arbitrage opportunities. The company sells this data though subscriptions to its website, www.3dstockcharts.com, and in private data links to high-volume traders and other websites.

ExperTelligence Inc., founded in 1980, has operated as a technology incubator, creating over 15 separate products and 7 patents to date. Its flagship product is a new real-time profile-based advertising network called Advertising Commerce Network. In 1999 it founded 3DStockCharts.com, spun off the company the next year, and sold its remaining interest in 2002. It reacquired a controlling interest in January 2003. ExperTelligence has approximately 2.6 million shares outstanding, and is traded over the counter. ExperTelligence's website is at www.expertelligence.com.


SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: May 12, 2003
ExperTelligence, Inc.
By: /s/ William Urschel
Name: William Urschel
Title: CEO


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